Exhibit 10.1

CERTAIN INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K DUE TO PERSONAL PRIVACY CONCERNS OR ITEM 601(b)(10)(IV) AS IT IS BOTH (I) NOT MATERIAL AND (II) OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN SO REDACTED FROM THIS EXHIBIT HAS BEEN MARKED WITH “[***]” TO INDICATE THE OMISSION.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of March 16, 2025 to be effective as of March 31, 2025 (the “Effective Date”), between TechPrecision Corporation, a Delaware corporation (the “Company”), and Phillip Podgorski (the “Employee”).

RECITALS

WHEREAS, the Company desires to employ the Employee as its Chief Financial Officer and the Employee desires to accept such position and to be so employed by the Company; and

WHEREAS, the parties desire to enter into this Agreement to set forth the terms and conditions of the Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereto hereby agree as follows:

1.              Employment. Commencing on the Effective Date, the Company agrees to employ the Employee during the Term specified in Section 2 hereof, and the Employee agrees to accept such employment, upon the terms and conditions hereinafter set forth.

2.              Term. The Company hereby employs the Employee, and the Employee hereby accepts employment with the Company, upon the terms and conditions hereinafter set forth commencing on the Effective Date and continuing in effect until termination of this Agreement in accordance with the provisions of Section 6 of this Agreement (the “Term”).

3.              Duties and Responsibilities.

a.              During the Term, the Employee shall serve as Chief Financial Officer (“CFO”) of the Company, who shall be the principal financial officer and principal accounting officer of the Company.

b.              The Employee’s powers, duties and responsibilities shall initially consist of such powers, duties and responsibilities as are customary to the office of CFO of a company and division similar in size and stature to the Company. The Employee shall report to the Company’s Chief Executive Officer (“CEO”). Notwithstanding anything contained herein to the contrary, the Employee shall not be required to perform any act which would constitute or require the violation of any federal, state or local law, rule, regulation, ordinance or the like.

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c.              The Employee shall devote not less than an average of forty (40) hours per week to carrying out the Employee’s duties hereunder and to the business of the Company and its affiliates, and during the Term the Employee agrees that the Employee will (i) devote the Employee’s best efforts and the Employee’s skill and ability to the performance of the Employee’s duties hereunder; (ii) carry out the Employee’s duties in a competent and professional manner; and (iii) generally promote the interests of the Company and its affiliates. During the Term it shall not be a violation of this Agreement for the Employee to serve on civic or charitable boards or committees, to perform speaking engagements, or to manage the Employee’s personal passive investments, so long as such activities (individually or collectively) do not interfere with the performance of the Employee’s responsibilities as an employee of the Company.

4.              Compensation. As compensation for services hereunder and in consideration of the Employee’s agreement not to compete as set forth below, the Company shall pay to the Employee the following:

a.              The Company shall pay the Employee a relocation bonus of Fifty Thousand Dollars ($50,000.00) (the “Relocation Bonus”), which shall be paid upon the Employee relocating to a reasonable commuting distance of the Company’s headquarters, provided that such relocation is completed within six (6) months of the Effective Date. The Relocation Bonus is an advanced payment and is earned by Employee only if Employee remains in active service with the Company through the first six (6) months of the Effective Date. If the Employee’s active service with the Company ends without Good Reason prior to the six (6) month anniversary of the Effective Date of employment, the full Relocation Bonus shall be subject to recoupment and repayment to the Company within twenty (20) business days of the Separation Date (as defined below).

b.              The Company shall pay the Employee an initial base salary at the annual rate of Two Hundred and Sixty-Five Thousand Dollars ($265,000.00), less applicable taxes and withholdings (the “Base Salary”). The Base Salary shall be paid in equal installments in accordance with the normal payroll policies of the Company. The Employee’s Base Salary under this Agreement shall be increased to Two Hundred and Seventy-Five Thousand Dollars ($275,000.00) on the first anniversary of the Effective Date and to Two Hundred and Eighty-Five Thousand Dollars ($285,000.00) on the second anniversary of the Effective Date. Thereafter, the Employee’s Base Salary under this Agreement may be increased by order of the CEO, the Compensation Committee of the Board of Directors (the “Board”) or the full Board, as appropriate and at their discretion.

c.              Employee shall be entitled to a guaranteed first year bonus payment of Sixty Thousand Dollars ($60,000.00) (the “Initial Annual Bonus”) conditioned upon: Employee must be actively employed by the Company at the time the Initial Annual Bonus is paid to earn the bonus. Payment shall be made in the pay period after March 31, 2026.

d.              As soon as reasonably practicable following the date hereof and subject to Board approval, the Company shall grant $180,000 worth of restricted shares of the Company’s common stock based on the last trade price of the Company’s common stock on the Effective Date (the “Restricted Shares”) pursuant to TechPrecision’s 2016 Long-Term Incentive Plan, as amended from time to time (the “Plan”). Once granted, provided that the Employee remains employed by the Company from the Effective Date through the applicable vesting dates, one-third (1/3) of the Restricted Shares shall vest on each of the first, second, and third anniversaries of the Effective Date; provided that in the event of a Change in Control (as defined in the Plan) while the Employee is employed by the Company, all outstanding, unvested Restricted Shares shall become fully vested on the effective date of such Change in Control, subject to the terms and conditions of the Plan.

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5.              Expenses; Fringe Benefits.

a.              The Company agrees to pay or to reimburse the Employee during the Term for all reasonable, ordinary and necessary business expenses incurred in the performance of the Employee’s services hereunder in accordance with the policies of the Company as are from time to time in effect. The Employee, as a condition to obtaining such payment or reimbursement, shall provide to the Company any and all statements, bills or receipts evidencing the travel or out-of-pocket expenses for which the Employee seeks payment or reimbursement, and any other information or materials required by such Company policy or as the Company may otherwise from time to time reasonably require.

b.              During the Term the Employee and, to the extent eligible, the Employee’s dependents, shall be entitled to participate in and receive all benefits under any welfare benefit plans and programs provided by the Company (including without limitation, medical, dental, disability, group life (including accidental death and dismemberment) and business travel insurance plans and programs) applicable generally to the employees of the Company, subject, however, to the generally applicable eligibility and other provisions of the various plans and programs in effect from time to time.

c.              During the Term the Employee shall be entitled to participate in all retirement plans and programs (including without limitation any profit sharing/40l(k) plan) applicable generally to the employees of the Company, subject, however, to generally applicable eligibility and other provisions of the various plans and programs in effect from time to time. In addition, during the Term the Employee shall be entitled to receive fringe benefits and perquisites in accordance with the plans, practices, programs and policies of the Company from time to time in effect, available generally to the executive officers of the Company and consistent with the generally applicable guidelines determined by the Board.

d.              The Employee shall be entitled to five (5) weeks’ PTO per year and such holidays as are in accordance with the Company’s policy then in effect for its employees generally, upon such terms as may be provided of general application to all employees of the Company.

6.              Termination.

a.              By Death or Disability. The Employee’s employment hereunder shall terminate automatically upon the death of the Employee or the Employee’s inability to perform his duties under this Agreement due to a mental or physical condition that can be expected to last for a continuous period of 120 days or more or for 120 days in any 180 consecutive day period.

b.              By Company for Cause. The Company may terminate the Employee’s employment hereunder for Cause (as defined below) at any time by giving written notice to the Employee. “Cause” shall mean: (i) the Employee’s failure or refusal to perform the Employee’s material duties and responsibilities or the Employee’s repeated failure or refusal to follow lawful and reasonable directives of the Board or the CEO; (ii) the willful misappropriation by the Employee of the funds, business opportunities, or property of the Company or its affiliates; (iii) the commission by the Employee of any willful or intentional act, which the Employee should reasonably have anticipated would reasonably be expected to have the effect of injuring the reputation, business or business relationships of the Company or its affiliates; (iv) use of alcohol to excess or illegal drugs, continuing after written warning from the Board; or (v) any breach by the Employee of this Agreement, provided that, in the event that the breach is curable, Employee shall be provided ten (10) business days from the date of written notice from the Company of the breach in which to cure the breach and, upon such cure, the breach shall be deemed remedied.

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c.              By Company Without Cause. The Company may terminate the Employee’s employment hereunder at any time without Cause (for avoidance of doubt, excluding death, resignation, or mutual consent). The Employee agrees that the Company may dismiss the Employee under this Section 6(c) without regard to (i) any general or specific policies (whether written or oral) of the Company relating to the employment or termination of its employees, or (ii) any statements made to the Employee, whether made orally or in writing, which pertain to the Employee’s relationship with the Company.

d.              By Resignation without Good Reason. The Employee may terminate his employment with the Company at any time upon thirty (30) calendar days prior written notice to the Company.

e.              By Resignation with Good Reason. The Employee may terminate employment with the Company for Good Reason (as defined below). “Good Reason” shall mean the occurrence of one or more of the following events, provided that the Employee shall give the Company written notice within twenty (20) business days following the initial occurrence of the event giving rise to Good Reason, describing the event that the Employee claims to be Good Reason and stating that the Employee intends to terminate his employment unless the Company takes appropriate corrective action, and further provided that the Company shall have thirty (30) days from the date of receipt of the written notice from the Employee in which to take appropriate action, which if not taken, the Good Reason shall be deemed to have occurred at the end of such thirty (30) days period: (i) A material decrease in the Employee’s Base Salary, Annual Bonus, and/or benefits that is not part of a general decrease in base salary, bonuses, and/or benefits for substantially all of the Company’s senior executives; (ii) a failure by the Company to pay material compensation or benefits due and payable to the Employee in connection with his employment; or (iii) a material change in the Employee’s duties, authority, or responsibilities such that the Employee’s duties are no longer consistent with those of a CFO of the Company.

f.               By Mutual Consent. The Employee and the Company may terminate this Agreement by written mutual consent pursuant to the terms as agreed upon between the parties.

g.              Officer and Director Status. Upon the Employee’s termination of employment for any reason, the Employee agrees that he shall be deemed to have resigned from any and all officer and director positions, if any, the Employee may then hold with the Company or any of its affiliated entities. This Agreement itself shall constitute confirmation of any such resignation without the need for further documentation.

h.              Payment upon Termination. Except as set forth in Section 7, upon termination of the Employee’s employment with the Company for any reason (in any case, the date that the Employee’s employment by the Company terminates is referred to as the “Separation Date”), the Company shall have no further obligation to make or provide to the Employee, and the Employee shall have no further right to receive or obtain from the Company, any payments or benefits except for (i) all accrued but unpaid Base Salary, Bonus, & PTO through the Separation Date, payable promptly (but in any case no later than thirty (30) days following the Separation Date) and (ii) any reimbursement for out-of-pocket expenses incurred by the Employee on or before the Separation Date that are payable pursuant to and in accordance with Section 5 hereof; provided that the payments set forth herein shall be subject to appropriate offsets (as permitted by applicable law) for debts or money due to the Company, including without limitation personal loans to the Employee and travel advances, without further obligation to the Employee, and the Employee expressly authorizes the deduction of the same.

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i.               Separation from Service. References to termination of employment or similar terms hereunder shall mean a “separation of service” with the meaning of Code Section 409A.

j.               Surrender of Records and Property. Upon termination of the Employee’s employment with the Company for any reason, or at the Company’s earlier request, the Employee shall deliver promptly to the Company originals and all copies of all records, manuals, books, blank forms, documents, letters, memoranda, notebooks, reports, data, tables, or calculations, including notes relating to the same, whether in tangible or electronic format or media, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all office keys, security cards, credit cards, office equipment, computer hardware and software, Company products and prototypes, and all documents or electronic records which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in the Employee’s possession or under the Employee’s control. The Employee may not retain any copies of the documents referred to in this Section 6(j). To the extent that the Employee has downloaded or stored any proprietary, privileged, confidential or trade secret information belonging to the Company or its related entities on any personal, non-Company electronic media in the Employee’s possession, custody, or control, such as computers, cell phones, hand-held devices, back-up devices, zip drives, and the like, the Employee agrees to promptly contact the Company to arrange for transfer of such documents and information back to the Company and for destruction of such documents and information on the Employee’s personal electronic media.

k.              Survival. Notwithstanding any termination of this Agreement or the Employee’s employment hereunder, the Employee shall remain bound by the provisions of this Agreement which specifically relate to periods, activities, or obligations upon or subsequent to the termination of the Employee’s employment.

l.               Employment. The Employee agrees and understands that nothing in this Agreement shall give the Employee any right to continued employment by the Company, and it will not interfere in any way with the Employee’s right or Company’s right to terminate the Employee’s employment at any time.

7.              Severance Benefit. If the Employee’s employment is terminated by the Company without Cause or by the Employee with Good Reason on or after the six (6) month anniversary of the Effective Date, in addition to the amounts set forth in Section 6(h), and subject to the material conditions set forth herein, including but not limited to the Employee executing, not revoking, and complying with the terms of a general release substantially in the form attached hereto as Exhibit A (subject to modifications necessary by the Company, including but not limited those necessary to comply with applicable law or to reflect any changes arising out of any merger, consolidation, reorganization, name change or similar transaction with respect to the Company)(the “Release”) and the post-employment obligations set forth in this Agreement, the Company shall pay to the Employee a severance benefit (each as “Severance Benefit”, as applicable) as follows within fifteen (15) business days of the expiration of any revocation period set forth in the Release:

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a.              If the Employee’s employment terminates on a Separation Date that is on or after the six (6) month anniversary of the Effective Date but prior to the one (1) year anniversary of the Effective Date, the Company will continue to pay the Employee his Base Salary in effect as of the Separation Date, less applicable taxes and withholding, for a period of six (6) months following the Separation Date.

b.              If the Employee’s employment terminates on a Separation Date that is on or after the one (1) year anniversary of the Effective Date but prior to the two (2) year anniversary of Effective Date, the Company will continue to pay the Employee his Base Salary in effect as of the Separation Date, less applicable taxes and withholding, for a period of twelve (12) months following the Separation Date.

c.              If the Employee’s employment terminates on a Separation Date that is on or after the two (2) year anniversary of the Effective Date, the Company will (i) continue to pay the Employee his Base Salary in effect as of the Separation Date for a period of twelve (12) months following the Separation Date; and (ii) in the final payment to the Employee, the Company will include a lump sum payment equivalent to the Employee’s Annual Base Salary for the last full fiscal year of the Employee’s employment. Each such payment in (i) and (ii) shall be less applicable taxes and withholding.

d.              Upon termination of employment, all unvested Restricted Shares and unvested options will best immediately as of the Separation Date, or the Company can opt to pay out the value of the unvested Restricted Shares and options, based on the last trade price of the Company’s common stock on the Separation Date.

8.              Non-Competition and Protection of Confidential Information.

a.              The Employee agrees that the Employee’s services to the Company are of a special, unique, extraordinary and intellectual character and the Employee’s position with the Company places the Employee in a position of confidence and trust with the employees and customers of the Company and its affiliates. Consequently, the Employee agrees that it is reasonable and necessary for the protection of goodwill, intellectual property, trade secrets, designs, proprietary information and business of the Company that the Employee make the covenants contained herein. Accordingly, the Employee agrees that, during the period of the Employee’s employment hereunder and for the period of one (1) year immediately following the termination of the Employee’s employment hereunder, the Employee shall not, directly or indirectly:

i.               own, operate, manage or be employed or engaged by or otherwise affiliated with any of the following entities or any of their respective affiliates (with the term “affiliates” meaning any person or entity controlling, controlled by or under common control with, any of the following listed entities or any of their successors or assigns, whether by ownership of equity interests, by contract or by whatsoever other means), or any of their respective successors and/or assigns:

A.       [***];

B.       [***];

C.       [***];

D.       [***];

E.       [***];

F.       [***];

G.       [***];

H.       [***];

I.       [***];

J.       [***];

K.       [***];

L.       [***]; and

M.       [***].

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ii.              attempt in any manner to solicit from any customer or supplier business of the type performed for or by the Company or persuade any customer or supplier of the Company to cease to do business or to reduce the amount of business which any such customer or supplier has customarily done or contemplates doing with the Company, whether or not the relationship between the Company and such customer or supplier was originally established in whole or in part through the Employee’s efforts; or

iii.            employ as an employee or retain as a consultant, or persuade or attempt to persuade any person who is at the date of termination of the Employee’s employment with the Company or at any time during the preceding year was an employee of or exclusive consultant to the Company to leave the Company or to become employed as an employee or retained as a consultant by anyone other than the Company.

iv.            As used in this Section 8, the term: “customer” and “supplier” shall mean any person or entity that is a customer or supplier of the Company at the date of termination of the Employee’s employment with the Company, or at any time during the preceding year was a customer or supplier of the Company.

b.              However, the Employee’s obligations under Section 8(a)(i) shall cease to be in effect in the event that the Company terminates the Employee’s employment with the Company for a reason other than Cause, or employee terminates his employment for Good Reason.

c.              The Employee acknowledges that the Employee has been advised of the right to consult with counsel prior to signing this Agreement and that this Agreement was provided to the Employee at least 10 business days before this Agreement is to be effective or, in the event that it was not provided to the Employee at least 10 business days before this Agreement is to be effective, the Employee shall have ten (10) business days after the Agreement was first provided to him during which time the Employee may revoke this Agreement. Such a revocation shall be considered a Resignation without Good Reason.

d.              The Employee agrees that the Employee will not at any time (whether during the Term or after termination of this Agreement for any reason), disclose to anyone, any confidential information or trade secret of the Company or utilize such confidential information or trade secret for Employee’s own benefit, or for the benefit of third parties, and all memoranda or other documents compiled by the Employee or made available to the Employee during the Term pertaining to the business of the Company shall be the property of the Company and shall be delivered to the Company on the date of termination of the Employee’s employment with the Company or at any other time, as reasonable, upon request. The term “confidential information or trade secret” does not include any information which (i) becomes generally available to the public other than by breach of this provision, or (ii) is required to be disclosed by law or legal process.

e.              If the Employee commits a breach or threatens to commit a breach of any of the provisions of Sections 8(a) or (b) hereof, the Company shall have the right to cease any further payments to the Employee under Section 7 hereof and to have the provisions of this Agreement specifically enforced by any court having jurisdiction without being required to post bond or other security and without having to prove the inadequacy of any other available remedies, it being acknowledged and agreed that any such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In addition, the Company may take all such other actions and seek such other remedies available to it in law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

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f.               The parties acknowledge that the type and periods of restriction imposed in the provisions of Sections 8(a) and (b) hereof are fair and reasonable and are reasonably required for the protection of the Company and the goodwill associated with the business of the Company; and that the time, scope, geographic area and other provisions of this Section 8 have been specifically negotiated by sophisticated parties and accordingly it is reasonable that the restrictive covenants set forth herein are not limited by narrow geographic area. If any of the covenants in Sections 8(a) or (b) hereof, or any part thereof, is hereafter construed to be invalid or unenforceable, it is the intention of the parties that the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the covenants contained in Section 8(a) or (b), or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination should reduce the duration and/or areas of such provision such that, in its reduced form, said provision shall then be enforceable. The parties intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 8(a) and (b) upon the courts of any jurisdiction within the geographical scope of such covenants. In the event that the courts of any one or more of such jurisdictions shall hold such covenants wholly unenforceable by reason of the breadth of such time, scope or geographic area, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s right to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

g.              For purposes of Sections 8 and 9 of this Agreement, the “Company” shall be deemed to include the Company and each of its subsidiaries and affiliates.

9.              Intellectual Property. During the Term, the Employee will disclose to the Company all ideas, inventions, advertising campaigns, designs, logos, slogans, processes, operations, products or improvements which may be patentable or copyrightable or subject to any trade or service mark or name, and business plans developed by the Employee during such period, either individually or in collaboration with others, which relate to the business of the Company (“Intellectual Property”). The Employee agrees that such Intellectual Property will be the sole property of the Company and that the Employee will at the Company’s request and cost do whatever is reasonably necessary to secure the rights thereto by patent, copyright, trademark or otherwise to the Company.

10.           Non-Disparagement. The Employee will not make to any person or entity any defamatory or libelous oral, written and/or electronic statements about the Company, or its parents, subsidiaries, or affiliates, or their respective officers, directors, employees and agents, or do anything which damages the Company or its or any of their services, reputation, goodwill, financial status, or business, customer, or client relationships; provided that the Employee retains the right to enforce the terms and conditions of this Agreement and to make true statements in connection with the proper exercise of such rights. The Company will not authorize any defamatory or libelous oral, written and/or electronic statements regarding the Employee or any actions which damages the Employee or his reputation, status, or business, customer, or client relationships; provided that the Company retains the right to enforce the terms and conditions of this Agreement and to make true statements in connection with the proper exercise of such rights.

11.           Enforceability. The failure of either party at any time to require performance by the other party of any provision hereunder shall in no way affect the right of that party thereafter to enforce the same, nor shall it affect any other party’s right to enforce the same, or to enforce any of the other provisions in this Agreement; nor shall the waiver by either party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of such provision or as a waiver of the provision itself.

12.           Government Agencies. Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement limits the Employee’s right to file a charge with, to participate in a proceeding by, to give testimony to, or to communicate with a court, legislative body, administrative agency, government agency, or government official, including without limitation the Securities and Exchange Commission or the National Labor Relations Board. Nothing in this Agreement shall be interpreted to prevent or prohibit the Employee from filing a charge or complaint with, or providing truthful and accurate information to, a federal, state, or local governmental agency that is responsible for enforcing a law or regulation on behalf of the government, such as the U.S. Equal Employment Opportunity Commission or the U.S. Securities and Exchange Commission, about a suspected violation of law or regulation or from cooperating with or participating in the government’s investigation or proceedings thereon. In addition, notwithstanding the foregoing, nothing in this Agreement shall impair or prevent the Employee from seeking or receiving a benefit or remedy pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Protection Act or a monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with protected whistleblower activity.

13.           Assignment. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be sold, transferred, assigned, pledged or hypothecated by either party hereto without the prior written consent of the other party; provided, the Company may assign its rights and obligations under the Agreement without written consent in connection with the sale or other transfer of all or substantially all of the Company’s business (whether by way of sale of stock, assets, merger or otherwise).

14.           Severability. In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

15.           Life Insurance. The Employee agrees that the Company shall have the right to obtain life insurance on the Employee’s life, at the Company’s sole expense and with the both the Company and the Employee’s designated beneficiary as equal beneficiaries thereof to that end, the Employee shall (a) cooperate fully with the Company in obtaining such life insurance, (b) sign any necessary consents, applications and other related forms or documents and (c) take any reasonably required medical examinations.

16.           Notice. Any notice, request, instrument or other document to be given under this Agreement by either party hereto to the other shall be in writing and shall be deemed effective (a) upon personal delivery, if delivered by hand, (b) three (3) days after the date of deposit in the mails, postage prepaid, if mailed by certified or registered mail, or (c) on the next business day, if sent by a prepaid overnight courier service, and in each case addressed as follows:

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If to the Employee:	Phillip Podgorski [***] [***]

If to the Company:	TechPrecision Corporation
1 Bella Drive
Westminster, MA 01473
Attention: CEO

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner herein provided for giving notice.

17.           No Conflict. The Employee represents and warrants that the Employee is not subject to any agreement, instrument, order, judgment or decree of any kind, or any other restrictive agreement of any character, which would prevent the Employee from entering into this Agreement or which would be breached by the Employee upon the performance of the Employee’s duties pursuant to this Agreement.

18.           Section 409A Compliance. The following rules shall apply, to the extent necessary, with respect to distribution of the payments and benefits, if any, to be provided to the Employee under this Agreement.

a.              This Agreement is intended to be exempt from or to comply with Section 409A of the Internal Revenue Code of 1986, as amended (to the extent applicable) (“Section 409A”) and the parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company.

b.              Neither the Employee nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

c.              The determination of whether and when the Employee’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-l(h) (or any successor provision). Solely for purposes of this Section, “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-l(h)(3) (or any successor provision).

d.              All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

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e.              Notwithstanding anything herein to the contrary, the Company shall have no liability to the Employee or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

19.           Miscellaneous.

a.              The headings contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.

b.              The Company may withhold from any amount payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to applicable law or regulation.

c.              This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. Any action arising out of the breach or threatened breach of this Agreement shall be commenced in a state court of the Commonwealth of Massachusetts and the parties hereto hereby submit to the exclusive jurisdiction of such courts for the purpose of enforcing this Agreement, and irrevocably waive any defense or objection to venue in the Commonwealth of Massachusetts based on the doctrine of forum non conveniens or any other grounds.

d.              This Agreement represents the entire agreement between the Company and the Employee with respect to the subject matter hereof, and all prior agreements relating to the employment of the Employee, written or oral, are nullified and superseded hereby.

e.              This Agreement may not be orally canceled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by both parties to this Agreement, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought.

f.               As used in this Agreement, any gender includes a reference to all other genders and the singular includes a reference to the plural and vice versa.

[SIGNATURES ON NEXT PAGE]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:	EMPLOYEE:

TECHPRECISION CORPORATION	/s/ Phillip Podgorski
Phillip Podgorski

By: /s/ Alexander Shen
Alexander Shen
Chief Executive Officer

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EXHIBIT A

GENERAL RELEASE

This General Release of All Claims is made as of __________________ (“General Release”), by and between _____________________ (the “Executive” or “you”) and TechPrecision Corporation, a Delaware corporation, (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings provided in the Employment Agreement (as defined below).

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated as of March __, 2025 (the “Employment Agreement”);

WHEREAS, the effectiveness of this General Release is a condition precedent to the Severance Benefit of ___________________________ (the “Severance Benefit”), as set forth in Section 7 of the Employment Agreement; and

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and the Executive agree as follows:

1.              Release.

A.             Except for the Excluded Claims (as defined below), as a condition precedent to receipt of the Severance Benefit, you hereby release the Company and each entity which is controlled by, controlling or under common control with the Company (“Other Entities”), and each of the Company and each of the Other Entities’ direct and indirect parents, members subsidiaries, successors, predecessors, partners, investors, portfolio companies, and affiliates, and each of such entities’ officers, directors, agents, servants, employees, partners, members, managers, attorneys, shareholders, successors, and assigns (the “Released Parties”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, arising out of or in any way related to agreements, events, acts or conduct occurring at any time prior to and including the Separation Date (as defined below) (collectively, the “Released Claims”). The Released Claims include, but are not limited to: (a) all claims directly or indirectly arising out of or in any way connected with your employment or service with the Company, the termination of such employment or services, or any of your activities as a partner, member, manager, consultant, advisor or employee of any of the Released Parties in any such capacities (if applicable); (b) all claims or demands related to salary, bonuses, fees, retirement contributions, profit-sharing rights, profit distributions, management fee income, commissions, carried interest, stock, stock options, or any other ownership or equity interests in the Company or any of its affiliated entities, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation or benefit; (c) all claims of any interests in investments of the Company and its related subsidiaries, partnerships and affiliates; and (d) all claims pursuant to or arising under any federal, state or local law, statute or regulation, as amended, and all causes of action howsoever arising, including without limitation under or arising out of tort law, contract law, wrongful discharge, discrimination, harassment, fraud, defamation, emotional distress, and breach of the implied covenant of good faith and fair dealing, in each case in any jurisdiction. Said release shall be construed as broadly as possible. The release does not include claims arising after the date of this Agreement; provided, however, that any claims arising after the date of this Agreement from the then-present effect of acts or conduct occurring on or before the date of this Agreement shall be deemed released under this Agreement. Notwithstanding the foregoing, the Released Claims shall not include, and this Agreement shall not apply to the following claims (the “Excluded Claims”): claims for payments required by the Employment Agreement to be made to you after the Separation Date in accordance with the required timing of such payments.

B.             Nothing in this Agreement in any way prohibits or is intended to restrict or impede you from exercising protected rights under the National Labor Relations Act (“NLRA”) which cannot be waived by agreement, including but not limited to: (i) participating in activities under Section 7 of the NLRA, (ii) filing an unfair labor practice charge, (iii) assisting others in engaging in activities identified in foregoing subsections (i) and (ii), or (iv) cooperating with any NLRB investigative process.

C.             ADEA Waiver and Release. You acknowledge that you are also knowingly and voluntarily waiving and releasing any rights that you may have under the ADEA and that the consideration given for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the Separation Date; (b) you have been advised hereby that you should consult with an attorney prior to executing this Agreement (although you may voluntarily choose not to do so); (c) you forty-five (45) days, to consider this Agreement (although you may voluntarily choose to sign it earlier); (d) you have seven (7) days after the date you sign this Agreement to revoke this Agreement (by providing written notice of such revocation to the Company); and (e) your acceptance of this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after you execute the Agreement (provided you do not earlier revoke your acceptance of the Agreement) (the “Effective Date”).

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2.              No Actions. You represent and warrant that you have not (i) filed a lawsuit, complaint or proceeding of any kind against any of the Company and any of the other Released Parties and that you are not aware of any basis for initiating or prosecuting any such lawsuit, complaint or proceeding, and (ii) except as disclosed in writing to the Company contemporaneously with signing this General Release, reported any alleged improper, unethical or illegal conduct or activity to the Company or any of its Affiliates and have no knowledge of any such conduct or activity. In consideration of the Company’s payment of the Severance Benefit, you covenant and agree that you will not bring any action, lawsuit or arbitration proceeding, at law or in equity, arising from or related to any of the Released Claims. The Executive further represents that he has not been retaliated against for reporting any allegations of wrongdoing by the Company or any of its Affiliates. In the event you violate the terms of this Section 2, in addition to any other rights and remedies available to the Company and/or any of the other Released Parties, you agree to (a) pay all costs and expenses incurred by any of the Company and/or any of the other Released Parties in the defense of any such action, lawsuit or arbitration, including reasonable attorneys’ fees; and (b) repay to the Company the Severance Benefit. Notwithstanding the foregoing, nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, or other federal, state or agency that enforces employment laws, except that you acknowledge that you may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding.

3.              Confidentiality.

A.             You will hold the existence and provisions of this Agreement in strictest confidence and you will not publicize or disclose this Agreement in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family, provided that you take all reasonable steps necessary to ensure confidentiality is maintained by any of the individuals to whom disclosure is authorized; (b) you may disclose this Agreement in confidence to your attorneys and accountants, provided that you take all reasonable steps necessary to ensure confidentiality is maintained by any of the individuals to whom disclosure is authorized; (c) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former employee or other personnel of the Company and/or any of the Other Entities.

B.             You agree that from the Separation Date you have not and after the Effective Date you will not divulge, use, publish or in any other manner reveal, directly or indirectly, to any person, firm or corporation any Confidential Information (as defined in the Employment Agreement) obtained or learned by you during the course of your employment or service with the Company or any of the Other Entities, except as may be specifically permitted by the terms of the Employment Agreement. The foregoing shall be in addition to the confidentiality obligations set forth in the Employment Agreement, to which you continue to be subject.

4.              Acts Necessary To Effect This Agreement. You and the Company agree to timely execute any instruments or perform any other acts that are or may be necessary or appropriate to effect and carry out the transactions contemplated by this Agreement.

5.              Other Obligations and Acknowledgements. Your duties as set forth in this Agreement shall be in addition to any duties or obligations applicable to you under the charter or any other documents governing the Company, and the Employment Agreement. Without limitation of the foregoing, you confirm and agree that your obligations under Section 8 (“Restrictive Covenants”) of the Employment Agreement survive the termination of your employment with the Company as provided therein.

6.              Remedies. You hereby acknowledge and agree that any breach of your obligations under this Agreement, to the extent applicable, would cause the Company or any of the other Released Parties irreparable harm and any remedy at law for such breach or threatened breach would be inadequate, and that the non-breaching party or parties shall be entitled to injunctive relief (without having to post a bond) in the event of such breach or threatened breach, in addition to any other available rights and remedies.

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7.              Dispute Resolution. The terms set forth in Section 19(c) of the Employment Agreement are incorporated herein by reference and shall apply to any disputes, claims, or causes of action arising out of or relating to this Agreement.

8.              Miscellaneous. This Agreement may not be modified or amended except in a written agreement signed by both you and a duly authorized officer of the Company. This Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable pursuant to applicable law in a manner consistent with the intent of the parties insofar as possible. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures. To the extent that the Other Entities are released hereunder, they shall be third party beneficiaries of this Agreement.

You acknowledge that you have carefully read this Agreement and have had the opportunity to review its provisions with legal counsel and/or any advisors you considered necessary. You understand the contents of this Agreement, and signify such understanding and agreement by signing below.

Please sign and date this Agreement below to accept the terms set forth above.

COMPANY:	EMPLOYEE:

TECHPRECISION CORPORATION
Phillip Podgorski

By:
Alexander Shen
Chief Executive Officer

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